Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

Unbound HoldCo Ltd

and

UNBOUND CONSOLIDATORCO LIMITED

and

NAMA CAPITAL LIMITED

22 August 2024

Table of contents

ARTICLE 1 PURCHASE AND SALE		1
1.1	Purchase and Sale of Purchased Shares.	1
1.2	Consideration	1
1.3	Closing.	2
1.4	Beneficial Ownership; Deferred Transfer.	3
1.5	Purchaser’s Obligations.	3
1.6	Closing Deliverables.	4
1.7	Title Transfer Date Deliverables.	4

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SELLER		5
2.1	Ownership of the Purchased Shares.	5
2.2	Organization and Qualification.	5
2.3	Authority; Approval.	5
2.4	Governmental Filings.	6
2.5	Exempt Offering.	6
2.6	Brokers.	6
2.7	Litigation.	6
2.8	Sanctions.	6
2.9	No Additional Representations.	7

Article 3 Representations And Warranties Of The Purchaser		7
3.1	Organization and Qualification.	7
3.2	Authority; Approval.	7
3.3	Governmental Filings.	7
3.4	Purchase for Own Account; Economic Risk.	7
3.5	Private Placement.	8
3.6	Litigation.	8
3.7	Broker.	8
3.8	Sanctions.	8
3.9	No Additional Representations.	8

ARTICLE 4 COVENANTS		8
4.1	Publications; Confidentiality.	8
4.2	Cooperation.	9
4.3	Sanctions and Use of Funds.	9
4.4	Representations and Warranties.	9

ARTICLE 5 TAX MATTERS		9
5.1	Transfer Taxes.	9

i

ARTICLE 6 MISCELLANEOUS		10
6.1	Amendment; Waiver.	10
6.2	Expenses.	10
6.3	Counterparts.	10
6.4	Governing Law; Venue.	10
6.5	Waiver of Jury Trial.	10
6.6	Notices.	10
6.7	Entire Agreement.	11
6.8	No Third-Party Beneficiaries.	12
6.9	Severability.	12
6.10	Interpretation; Construction.	12
6.11	Assignment.	12
6.12	Fulfillment Of Obligations.	13
6.13	Adjustment for Share Splits, Combinations, etc.	13

ii

STOCK Purchase Agreement

This STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of ___ August 2024, is entered into by and among Unbound Holdco Ltd, a private limited company incorporated under the laws of Jersey, with registration number 132560, and whose registered office is Aztec Group House, IFC6, The Esplanade, St. Helier, JE4 0QH, Jersey (the “HoldCo”), Unbound ConsolidatorCo Limited, a private limited company incorporated under the laws of Jersey, with registration number 132432, and whose registered office is Aztec Group House, IFC6, The Esplanade, St. Helier, JE4 0QH, Jersey (the "Seller") and NaMa Capital Limited, a Guernsey non cellular company, with registration number CMP67622, and whose registered office is PO Box 186, Royal Chambers, St. Julian's Avenue, St. Peter Port, GY1 4HP, Guernsey (the “Purchaser”). Each of the Seller, HoldCo and the Purchaser are referred to herein from time to time collectively as the “Parties” and each, individually, as a “Party”.

Recitals

WHEREAS, as of the date hereof, the Seller indirectly owns 2,159,375 shares of Class A common stock, par value US$0.0001 per share (the “Seller Shares”), of Better Home & Finance Holding Company, a corporation incorporated under the laws of the State of Delaware (the “Company”), whose Class A common stock is listed on the Nasdaq Global Market, which Seller Shares are currently held by the Seller's subsidiary, the HoldCo; and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 1,000,000 of the Seller Shares (the “Purchased Shares”), upon the terms and subject to the conditions set forth in this Agreement, with the consideration for the Purchased Shares being satisfied in full upon the completion of the share redemptions and in specie distributions more fully described in Section 1.2 of this Agreement (the “Transaction”).

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1	Purchase and Sale of Purchased Shares.

Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, the Seller agrees to procure the transfer by the Holdco of all of the Holdco’s right, title and interest in and to the Purchased Shares to the Seller on the terms of this Agreement and thereafter the Seller agrees to sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Seller, all of the Seller’s right, title and interest in and to the Purchased Shares.

1.2	Consideration

(a)            In consideration for the Purchased Shares:

(i)	HoldCo agrees to redeem on the Closing Date 4,009.59 participating shares held by the Seller in the HoldCo (the "Sellers' Participating Shares") in return for an in-specie distribution and transfer by the HoldCo of the Purchased Shares to the Seller (the "HoldCo Redemption");

(ii)	immediately following the redemption and transfer provided for in Section 1.2(a)(i) on the Closing Date the Seller agrees to redeem all participating shares held by the Purchaser in the Seller (the "Purchaser's Participating Shares") in return for an in-specie distribution and transfer by the Seller of the Purchased Shares to the Purchaser (the "Seller Redemption"), it being agreed by the Seller that the Purchaser's entry into this agreement shall constitute a put option notice duly executed by the Purchaser requesting the redemption of the Purchaser's Participating Shares on such terms; and

(iii)	as of the Closing Date the Seller agrees to release the Purchaser from its obligations pursuant to the Memorandum and Articles of Association of the Seller and any share subscription agreement entered into between the Seller and the Purchaser and from any future obligation or liability to purchase any securities of the Seller or any of its Affiliates (which for the avoidance of doubt, includes the HoldCo) or otherwise invest in the Seller or any of its Affiliates, directly or indirectly, including, without limitation, any undrawn capital commitments made to the Seller or any of its Affiliates and the Seller for itself and each of its Affiliates further releases the Purchaser and each of its Affiliates from and waives any and all claims, past, present and future, wheresoever and howsoever arising (and whether so arising under this Agreement or any other agreement) which the Seller and/or its Affiliates may have against the Purchaser and/or any of its Affiliates..

(b)            The Parties agree that the consideration for the Purchased Shares shall be satisfied in full upon completion of the steps set forth in Sections 1.2(a)(i) and (ii) and in consideration of the release contained in Section 1.2(a)(iii).

(c)            The Parties acknowledge and agree that the closing of the purchase and sale of the Purchased Shares provided for in this Agreement, and in particular the Seller Redemption, is subject to the prior approval of special resolutions of the shareholders of the Seller authorizing the Seller Redemption (the "Seller Shareholder Approvals") which shall be sought by the Seller following execution of this Agreement and prior to Closing.

1.3	Closing.

Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Purchased Shares provided for in this Agreement (the “Closing”) shall be held remotely by the electronic exchange of the Closing deliverables as set forth in Section 1.6 on the date of this Agreement or such other the date location and time as the Parties may mutually agree upon in writing following receipt of the Seller Shareholder Approvals (the “Closing Date”). As used in this Agreement: (i) “Business Day”, means any day other than a Saturday, a Sunday or a day on which banks in the City of New York, New York, the City of London, England or Jersey, the Channel Islands are authorized or obligated by Law or executive order to close; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day and (ii) “Law”, and collectively referred to as “Laws”, means any federal, state, local or non-US law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, including applicable rules and regulations of a national securities exchange.

1.4	Beneficial Ownership; Deferred Transfer.

(a)            It is the intention of the Parties that the sale and purchase of the Purchased Shares shall be effective as of the Closing Date, and that (i) from and after the Closing the Purchaser shall be the beneficial owner of the Purchased Shares (including, for the avoidance of doubt, for purposes of federal, state, local and non-US tax Law), but (ii) from the Closing until the title to the Purchased Shares legally vests in the Purchaser, title to the Purchased Shares shall be held by the Seller who shall hold the Purchased Shares and all rights accruing thereto (including, for the avoidance of doubt, the right to receive all dividends and distributions declared, paid or made thereon on or after the Closing Date) and obligations (including, for the avoidance of doubt, all liabilities for taxes arising on or after the Closing Date with respect to the Purchased Shares) for the benefit of the Purchaser. Upon the earlier of (x) the date which is six (6) months from the Closing Date and (y) the date which is three (3) Business Days from the date upon which the Purchaser provides written notice to the Seller setting forth the Purchaser’s election to transfer title to the Purchaser (the “Title Transfer Date”) the Parties shall take all actions reasonably necessary to transfer title to the Purchased Shares to the Purchaser, including to make such deliveries as are set forth in Section 1.7.

(b)            It is the intention of the Parties that all the benefits and burdens of ownership of the Purchased Shares shall transfer to the Purchaser on the Closing Date (including, for the avoidance of doubt, all liabilities for taxes arising on or after the Closing Date with respect to the Purchased Shares) and the Parties agree to use their best efforts to provide to, or cause to be provided to, the Purchaser, to the extent permitted by law, all rights and benefits associated with the legal ownership of the Purchased Shares and take such other actions as may reasonably be requested by the Purchaser or the Seller, as applicable, in order to place the Purchaser and the Seller, insofar as reasonably possible, in the same position on the date on which title to the Purchased Shares legally vests in the Purchaser as if the Purchaser were the legal holder of the Purchased Shares as of and from the Closing. Without limiting the foregoing, from the Closing and until the date on which title vests in the Purchaser, the Seller will:

(i)	notify the Purchaser promptly, and in any event within five (5) Business Days, of all communications and moneys received by the Seller in connection with the Purchased Shares;

(ii)	vote the Purchased Shares at any meetings of the Company as directed by the Purchaser;

(iii)	observe all corporate formalities and filing requirements that may be required to be met with regard to the Purchased Shares;

(iv)	immediately notify the Purchaser upon any attempted or actual attachment, seizure, or acquisition of any interest or assertion of any rights in, the Purchased Shares by any third party, take commercially reasonable action to defend against any of the above and to protect the Purchaser’s interest in the Purchased Shares; and

(v)	be entitled to rely on the written instructions of the Purchaser or its designees, and such instructions will be deemed to have been duly authorized by the Purchaser.

1.5	Purchaser’s Obligations.

The Purchaser shall indemnify and defend the Seller and the HoldCo against any and all liabilities, losses, penalties, fines, damages, claims, costs, expenses and legal and professional fees and disbursements incurred, suffered or sustained by the Seller or and HoldCo or asserted against the Seller or the HoldCo in connection with the Seller or the HoldCo holding the Purchased Shares from the Closing until legal title to the Purchased Shares vests in the Purchaser.

1.6	Closing Deliverables.

(a)            By HoldCo. Upon the terms and subject to the conditions of this Agreement, at the Closing, the HoldCo shall deliver (or cause to be delivered) and the Seller shall procure that HoldCo delivers (or causes to be delivered) to the Purchaser (i) a copy of the put option notice duly executed by the Seller requesting the redemption of the Seller's Participating Shares; (ii) a copy of the statement prescribed by Part 11 (Redemption and Purchase of Shares) Article 55(9) of the Companies (Jersey) Law 1991 duly executed by the directors of HoldCo in respect of the HoldCo Redemption; and (iii) a copy of the duly executed minutes of the meeting of the board of directors of HoldCo authorizing the HoldCo Redemption, the execution of this Agreement, and any other documents to be entered into by the HoldCo in connection with the HoldCo Redemption and this Agreement.

(b)            By the Seller. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall deliver (or cause to be delivered) to the Purchaser (i) a cross receipt duly executed by the Seller in favor of the Purchaser in the form attached hereto as Exhibit A; (ii) a copy of the Seller Shareholder Approval; (iii) a copy of the statement prescribed by Part 11 (Redemption and Purchase of Shares) Article 55(9) of the Companies (Jersey) Law 1991 duly executed by the directors of the Seller; and (iv) a copy of the duly executed minutes of the meeting of the board of directors of the Seller authorizing the HoldCo Redemption, the Seller Redemption, the execution of this Agreement, and any other documents to be entered into by the Seller in connection with the HoldCo Redemption, the Seller Redemption and this Agreement.

(c)            By the Purchaser. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Purchaser shall deliver (or cause to be delivered) to the Seller (i) a cross receipt duly executed by the Purchaser in favor of the Seller in the form attached hereto as Exhibit A; and (ii) a copy of the duly executed minutes of the meeting of the board of directors of the Purchaser authorizing the ConsolidatorCo Redemption, the execution of this Agreement, and any other documents to be entered into by the Purchaser in connection with the ConsolidatorCo Redemption and this Agreement.

1.7	Title Transfer Date Deliverables.

(a)            By the Seller. Upon the terms and subject to the conditions of this Agreement, on the Title Transfer Date, the Seller (and/or to the extent required, HoldCo) shall:

(i)	instruct the Company’s transfer agent to transfer the Purchased Shares, in non-certificated book-entry form (with a statement duly issued by the Company’s transfer agent evidencing ownership of the Purchased Shares to be delivered on, or as promptly as practicable after, the Title Transfer Date, and in any event within two (2) Business Days of the Title Transfer Date);

(ii)	deliver (or cause to be delivered) to the Purchaser an instrument of transfer duly executed by the Seller in favor of the Purchaser, such instrument substantially in the form attached hereto as Exhibit B; and

(iii)	deliver (or cause to be delivered) to Purchaser such other instruments or documents as the Purchaser has reasonably requested for the purpose of transferring legal title to the Purchased Shares to the Purchaser.

(b)            By the Purchaser. Upon the terms and subject to the conditions of this Agreement, on the Title Transfer Date, the Purchaser shall:

(i)	deliver to the Seller such other instruments or documents as the Seller has reasonably requested transferring legal title to the Purchased Shares to the Purchaser.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

2.1	Ownership of the Purchased Shares.

(a)            On the date of this Agreement HoldCo is the sole legal record owner of the Purchased Shares and HoldCo has good title to the Purchased Shares free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (“Lien”), other than any transfer restrictions imposed by federal and state securities Laws of the United States, and the Purchased Shares are fully paid and non-assessable. On the Title Transfer Date, subject to and following completion of the HoldCo Redemption, the Seller will be the sole legal record owner of the Purchased Shares and the Seller will have good title to the Purchased Shares free and clear of any Lien, other than any transfer restrictions imposed by federal and state securities Laws of the United States, and the Purchased Shares will be fully paid and non-assessable. On the Title Transfer Date, subject to and following completion of the HoldCo Redemption, the Seller will transfer and deliver to the Purchaser in accordance with the terms of this Agreement good title to the Purchased Shares free and clear of any Lien, other than any transfer restrictions imposed by federal and state securities Laws of the United States or Lien created by or resulting from the debts, liabilities or actions of the Purchaser, and the Purchased Shares shall be fully paid and non-assessable.

(b)            Save for the HoldCo's obligations pursuant to Section 1.2 of this Agreement, there are no (i) preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights or commitments of any character (A) under which the HoldCo is or may become obligated to sell, or (B) which give any individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Entity (a “Person”) a right to acquire, or in any way dispose of, any of the Purchased Shares, or (ii) “tag-along”, “drag-along” or similar rights with respect to the Purchased Shares. Except for this Agreement, that certain amended and restated initial public offering letter agreement dated as of May 10, 2021, by and between the Company, the HoldCo and the certain other Company shareholders signatory thereto and that certain amended and restated registration rights agreement, dated as of August 22, 2023, by and among the Company, the HoldCo and certain other Company shareholders listed therein, the HoldCo is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Purchased Shares.

2.2	Organization and Qualification.

The Seller is a legal entity duly incorporated and validly existing under the laws of Jersey.

2.3	Authority; Approval.

The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.4	Governmental Filings.

No notices, reports, applications, forms, expert opinions or other filings or information (each, a “Filing” and collectively, “Filings”) are required to be made by the Seller with or to, nor are any consents, registrations, approvals, permits, clearances or authorizations (each, an “Authorization” and collectively, “Authorizations”) required to be obtained by the Seller from, any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity” and collectively, “Governmental Entities”) in connection with the execution, delivery and performance of this Agreement by the Seller or the consummation and effectiveness of the Transaction, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

2.5	Exempt Offering.

Assuming the truth and accuracy of the representations and warranties of the Purchaser in Section 3.4, the offer and sale of the Purchased Shares under this Agreement are exempt from the registration requirements and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and from the registration or qualification requirements of any other applicable securities Laws and regulations.

2.6	Brokers.

None of the Seller or its Affiliates have retained any broker or finder or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the Transaction. “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person; and “control”, including the correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

2.7	Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Seller, threatened against the Seller that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction. As used in this Agreement, “Knowledge of the Seller” when used in reference to the Seller means the actual knowledge of any director or officer of the Seller, including Shravin Mittal, after due inquiry.

2.8	Sanctions.

Neither the Seller nor its authorized signatory is or is acting on behalf of a person that is (a) the target of economic, financial and trade sanctions administered or enforced by the United States; European Union and each member state thereof; United Kingdom (including His Majesty’s Treasury); and/or United Nations Security Council (“Sanctions”); (b) a Person that is organized, located, resident, or otherwise doing business in any country or territory that is itself the target of comprehensive Sanctions (each a “Sanctioned Territory”), which countries or territories, as of the date of this Agreement, are Iran, Syria, Cuba, North Korea, the Crimea region, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic; or (c) any Person owned or controlled by any Person(s) described in clause(s) (a) and/or (b) ((a) to (c) collectively, “Sanctioned Persons”).

2.9	No Additional Representations.

Except as expressly set forth in this Agreement, (a) the Seller is not making any representations or warranties, express or implied, with respect to the Purchased Shares, and (b) ALL SUCH PURCHASED SHARES ARE HEREBY TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

3.1	Organization and Qualification.

The Purchaser is a Guernsey non cellular company duly incorporated and validly existing under the Laws of Guernsey, and in good standing to the extent such concept exists under Guernsey Law.

3.2	Authority; Approval.

The Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3	Governmental Filings.

No Filings are required to be made by the Purchaser, or any of its Affiliates with or to, nor are any Authorizations required to be obtained by the Purchaser, or any of its Affiliates from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Purchaser or the consummation and effectiveness of the Transaction, except a beneficial ownership report with the U.S. Securities and Exchange Commission (the “SEC”) and those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

3.4	Purchase for Own Account; Economic Risk.

The Purchaser is purchasing the Purchased Shares for investment solely for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Purchaser acknowledges that it can bear the economic risk of its investment in the Purchased Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares.

3.5	Litigation.

There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Purchaser, threatened against the Purchaser that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction. As used in this Agreement, “Knowledge of the Purchaser” shall mean the actual knowledge of any director or officer of the Purchaser, after due inquiry.

3.6	Broker.

Neither the Purchaser nor its Affiliates have retained any broker or finder or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the Transaction.

3.7	Sanctions.

Neither the Purchaser nor its authorized signatory is or is acting on behalf of a person that is (a) the target of Sanctions; (b) a Person that is organized, located, resident, or otherwise doing business in any Sanctioned Territory, which countries or territories, as of the date of this Agreement, are Iran, Syria, Cuba, North Korea, the Crimea region, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic; or (c) any Person owned or controlled by any Sanctioned Persons.

3.8	No Additional Representations.

The Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, (a) the Seller is not making any representations or warranties, express or implied, with respect to the Purchased Shares, and (b) ALL SUCH PURCHASED SHARES ARE HEREBY TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS.

ARTICLE 4
COVENANTS

4.1	Publications; Confidentiality.

(a)            No Party shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement, the Transaction or the ancillary transactions contemplated by this Agreement, except for such written information as shall have been approved in writing as to form and content by the other Party, which approval shall not be unreasonably withheld, or as may be otherwise required by Law or the rules, regulations or policies of any securities exchange or other similar regulatory body (including, for the avoidance of doubt, the filing of any beneficial ownership report with the SEC as a result of the Transaction).

(b)            Each Party agrees to treat and hold as confidential (and not disclose to any person without the prior written consent of the other Party) the terms of this Agreement or the transactions contemplated hereby or information received from a Party pursuant to the performance of this Agreement prior to such terms or information becoming public pursuant to any disclosure permitted hereby; provided that each Party is permitted to disclose such confidential information (i) to its Affiliates and its and their respective agents, counsels, employees, officers, directors, members and limited partners who need to know such confidential information; (ii) as such Party determines, after consultation with outside legal counsel, is required by applicable Law or any Governmental Entity or securities exchange (in which case it shall notify the other Party the form and terms of such disclosure and, to the extent practicable, provide the other Party with a reasonable opportunity to comment thereon); and (iii) as may be necessary to enforce the terms of this Agreement.

(c)            Each Party agrees that, following the execution of this Agreement, such Party will not make any public statements which disparage the other Party. Notwithstanding the foregoing, nothing in this Article 4.1(c) shall prohibit any person from making truthful statements when required by law, order of a court, regulatory authority or other similar body having jurisdiction

4.2	Cooperation.

Each Party hereto shall use its commercially reasonable efforts to effect the Closing, the Transaction and other ancillary transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, from and after the Closing Date, the Parties shall cooperate fully with each other in furnishing any information or performing any action reasonably requested by each to the other Party, which information or action is reasonably necessary to the prompt and successful consummation of the transactions contemplated by this Agreement in accordance with applicable Law and the terms of this Agreement, including the execution and delivery of such further documents and instruments as the other Party may reasonably request.

4.3	Sanctions and Use of Funds.

Each of the Seller and the Purchaser shall ensure that (a) the purchase and sale of the Purchased Shares shall not cause any Person to violate Sanctions or applicable anti-corruption laws or anti-money laundering laws or counterterrorism laws and (b) shall not use, contribute or otherwise make available (i) with respect to the Seller, funds received as payment of the Purchase Price to any Person, and (ii) with respect to the Purchaser, funds used to pay the Purchase Price, in each of cases (i) and (ii), in a manner that would cause or otherwise result in a violation by any Person (including the Purchaser, the Seller or their respective agents or advisors) of Sanctions or applicable anti-corruption laws or anti-money laundering laws or counterterrorism laws.

4.4	Representations and Warranties.

The representations and warranties of each of the Seller and the Purchaser contained herein shall be accurate in all material respects (except to the extent already qualified by materiality) on the Closing Date.

ARTICLE 5
Tax Matters

5.1	Transfer Taxes.

All documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar taxes, fees and costs, together with any related interest, penalties, fines, fees, additions to tax or other additional amounts with respect thereto incurred in connection with this Agreement or the Transaction (“Transfer Taxes”) shall be borne solely by the Purchaser.

ARTICLE 6
MISCELLANEOUS

6.1	Amendment; Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.2	Expenses.

Each Party shall bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction, including all fees and expenses of its respective directors, officers, employees, shareholders, partners, members, accountants, agents, counsel and other representatives.

6.3	Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen (including PDF transmission by electronic mail). Such execution and delivery shall be considered valid, binding and effective for all purposes.

6.4	Governing Law; Venue.

This Agreement and all matters relating hereto are governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions of such State or any other jurisdiction. Any legal suit, action, or proceeding relating to this Agreement must be instituted in the federal or state courts of the State of New York. Each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

6.5	Waiver of Jury Trial.

EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

6.6	Specific Performance.

Each Party hereto acknowledges that the other Party hereto would be irreparably damaged in the event of a breach or threatened breach by such Party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such Party specific performance by such Party of its obligations under this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

6.7	Notices.

Any notice, request, instruction or other document to be given hereunder by any Party to any other Party or Parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to the Purchaser:

NaMa Capital Limited

PO Box 186

Royal Chambers

St. Julian's Avenue

St. Peter Port

GY1 4HP

Guernsey
Attention: Mourant Directors (One) Guernsey Limited
Email: [***]

with a copy to (which copy shall not constitute notice):

[***]

If to HoldCo:

Unbound Holdco Ltd
Aztec Group House

IFC6

The Esplanade

St. Helier

JE4 0QH

Jersey
Attention: Shravin Mittal
email: [***]

with a copy to (which copy shall not constitute notice):

[***]

If to the Seller

Unbound ConsolidatorCo Limited

Aztec Group House

IFC6

The Esplanade

St. Helier

JE4 0QH

Jersey
Attention: Shravin Mittal
email: [***]

with a copy to (which copy shall not constitute notice):

[***]

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, or upon confirmation of successful transmission if sent by facsimile or email; provided that, if given by facsimile or email, such notice, request, instruction or other document shall be confirmed by the receiving party within one (1) Business Day of receipt by dispatch pursuant to one of the other methods described herein or on the next Business Day after deposit with an overnight courier.

6.8	Entire Agreement.

This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.

6.9	No Third-Party Beneficiaries.

Each Party hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Persons other than the Parties any rights or remedies hereunder, including the right to rely upon the representations, warranties and indemnities set forth herein.

6.10	Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

6.11	Interpretation; Construction.

(a)	The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an annex, exhibit, section or schedule, such reference shall be to an annex, exhibit, section or schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)	The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)	Unless otherwise provided in this Agreement, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “US$” will be deemed references to the United States dollar.

6.12	Assignment.

No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that (a) the Purchaser may assign any and all of its rights under this Agreement to one or more of its Affiliates (but no such assignment shall relieve the Purchaser of any of its obligations hereunder) and (b) the Seller may assign any and all of its rights and obligations under this Agreement if the Seller transfers title to the Purchased Shares to an Affiliate; provided that either (i) such Affiliate accedes to the Seller’s obligations under this Agreement or (ii) the Seller remains liable to the Purchaser for the Seller’s obligations under this Agreement. Any purported assignment in violation of this Agreement is void.

6.13	Fulfillment of Obligations.

Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

6.14	Adjustment for Share Splits, Combinations, etc.

In the event of any subdivision, combination or share or extraordinary dividend of or on the Purchased Shares, with an effective or record date from the date hereof until legal title to the Purchased Shares vests in the Purchaser, the Parties shall negotiate in good faith an amendment to this Agreement to amend the references to a specific number of Purchased Shares to reflect the effect of such subdivision, combination or dividend. For the avoidance of doubt, the Parties agree that any such subdivision, combination or dividend from and after the Closing shall be for the account of the Purchaser.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

UNBOUND HOLDCO LTD

By:	/s/ Daniel Coyne
Name:	Daniel Coyne
Title:	Director

UNBOUND CONSOLIDATORCO LIMITED

By:	/s/ Daniel Coyne
Name:	Daniel Coyne
Title:	Director

For and on behalf of NAMA CAPITAL LIMITED

acting by /s/ Caroline Prow and

/s/ Ellie Norman
authorised signatories of Mourant Directors
One (Guernsey) Limited
as corporate director of NaMa Capital Limited

[Signature Page to Stock Purchase Agreement]

Exhibit A

FORM OF CROSS RECEIPT

[DATE]

Ladies and Gentlemen:

Reference is made to that certain stock purchase agreement, dated as of ___ August 2024 (the "SPA"), by and between Unbound Holdco Ltd (the "HoldCo"), Unbound ConsolidatorCo Limited (the "Seller") and NaMa Capital Limited (the "Purchaser") pursuant to which the Seller agreed to transfer to the Purchaser through a process of redemption, and the Purchaser agreed to acquire from the Seller by means of a distribution in specie, 1,000,000 shares of Class A common stock (the "Purchased Shares") of Better Home & Finance Holding Co. Capitalized terms used herein and not otherwise defined have the respective meanings assigned to them in the SPA.

The Seller hereby acknowledges the completion of the participating share redemptions set forth in Section 1.2(a)(i) and (ii) of the SPA as full consideration for the Purchased Shares transferred under the SPA. The Seller hereby confirms that as a result of the completion of those redemptions, all of the Purchased Shares transferred by the Seller to the Purchaser pursuant to the SPA have been fully paid for, and the Purchaser's payment obligations under the SPA in respect of the Purchased Shares have been fully discharged.

The Purchaser hereby acknowledges the transfer and delivery by the Seller of the Purchased Shares to the Purchaser, as evidenced by the instrument of transfer duly executed by the Seller in favor of the Purchaser, dated the date of this Form of Cross Receipt. The Purchaser hereby confirms that as a result of such transfer, all of the Purchased Shares required to be transferred by the Seller to the Purchaser pursuant to the SPA have been so transferred and that the Seller's transfer and delivery obligations under the SPA in respect of the Purchased Shares have been fully discharged.

UNBOUND CONSOLIDATORCO LIMITED

By:
Name:
Title:

For and on behalf of NAMA CAPITAL LIMITED

acting by ______________________ and

authorised signatories of Mourant Directors
One (Guernsey) Limited
as corporate director of NaMa Capital Limited

[Exhibit B to Stock Purchase Agreement]

Exhibit B
FORM OF INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED	Redemption of 4,009.59 participating shares held by NaMa Capital Limited in Unbound ConsolidatorCo Limited	(amount)
Unbound ConsolidatorCo Limited		(transferor)
hereby sells, assigns and transfers unto	NaMa Capital Limited	(transferee)
of	PO Box 186, Royal Chambers, St. Julian's Avenue, St. Peter Port, GY1 4HP, Guernsey	(address)
1,000,000 shares of Class A common stock		(number of shares)
in the capital of	Better Home & Finance Company (incorporated in Delaware)	(name of company)

By:
Name:
Title:

Dated:

[Exhibit B to Stock Purchase Agreement]